EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Puma Biotechnology, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-181703, 333-196993, 333-205117, 333-218373, 333-219347, 333-236736 and 333-259585) and Form S-3 (No. 333-257687) of our report dated March 3, 2022, with respect to the consolidated balance sheets of Puma Biotechnology, Inc. as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, stockholder’s deficit, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appear in the December 31, 2021 annual report for Form 10-K of Puma Biotechnology, Inc.

/s/ KPMG LLP

Los Angeles, California

March 3, 2022